Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
PBGC 2% CONVERTIBLE PREFERRED STOCK
OF
UAL CORPORATION

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

UAL Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), HEREBY CERTIFIES as follows:

1. All outstanding shares of PBGC 2% Convertible Preferred Stock, par value $0.01 per share (“PBGC Preferred Stock”), of the Company have been converted into shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company.

2. The Board of Directors of the Company has adopted resolutions retiring the PBGC Preferred Stock upon the conversion of such stock to Common Stock.

3. The Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 1, 2006, provides that any shares of PBGC Preferred Stock which are converted into shares of Common Stock must be promptly retired and cancelled.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Company shall be amended so as to eliminate therefrom all reference to the PBGC Preferred Stock and to reduce the total authorized number of shares of the capital stock of the Company by 5,000,000 shares, such that the total number of authorized shares of the Company shall be 1,250,000,002, such shares consisting of 1,000,000,000 shares, par value $0.01 per share, designated Common Stock, 250,000,000 shares of preferred stock, without par value, designated Serial Preferred Stock, one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, designated Class Pilot MEC Preferred Stock, and one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share, designated Class IAM Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be signed by its duly authorized officer, this 23 day of October, 2008

UAL CORPORATION

By: /s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President, General Counsel & Secretary